EXHIBIT 99.1


           XSTREAM BEVERAGE GROUP, INC. COMPLETES $3 MILLION FINANCING
                               WITH LAURUS FUNDS

       FINANCING FACILITATED THROUGH INVESTMENT BANKING RELATIONSHIP WITH
                          H.C. WAINWRIGHT & CO., INC.

FORT LAUDERDALE, Fla., May 17, 2004 -- XStream Beverage Group, Inc. (OTC Bulletin Board: XSBG), a rapidly growing player in the national beverage industry, today announced it has completed a $3 million financing with Laurus Master Funds, Ltd. ("Laurus Funds"), a New York City-based investment fund that specializes in providing financing to growing, small and micro- capitalization companies.

This financing was facilitated through XStream's investment banking relationship with H.C. Wainwright & Co., Inc. The capital will be used primarily to fund the Company's ongoing, aggressive acquisition program. The company has completed and successfully integrated four acquisitions of distributors and two branded products.

"This financing arrangement with Laurus Funds is our first institutional investment," said XStream Beverage Group CEO, Jerry Pearring. "It validates our short and long-term growth strategies which call for the acquisition of small to medium-sized distributors in key markets around the nation while concurrently introducing our own proprietary products through those distribution channels."

The financing consists of a $3 million Senior Secured Convertible Note that bears interest at the rate of prime plus two percent and has a term of three years. Initially, $2.45 million of the proceeds of the Note will be held in a restricted account controlled by Laurus Funds for the purpose of the Company consummating an acquisition (which must be approved by Laurus) or until all or a portion of the outstanding principal amount of the Note is converted into shares of the Company's common stock.

The Note is convertible into shares of the Company's common stock at a fixed price of $.23 per share for the first $55,000 with the remaining $2,450,000 convertible at a fixed price of $.26 per share, a premium to the 22-day average closing share price as of May 14, 2004. In connection with the financing, Laurus Funds was also issued a Warrant (the "Warrant") to purchase up to 4,500,000 shares of the Company's common stock. The warrants are exercisable as follows:
1,500,000 shares at $0.32 per share; 1,500,000 shares at $0.39 per share and the balance at $0.45 per share.

XStream recently established an investment banking relationship with H.C. Wainwright & Co., Inc. Founded in 1868, H.C. Wainwright is one of the nation's oldest privately owned investment banking firms specializing in public and private equity offerings, mergers and acquisitions, strategic advice, valuations and fairness opinions as well as investment banking.

 "We are constantly seeking high-quality companies that have the capacity to break through the clutter of a specific business sector," said John R. Clarke, president of H.C. Wainwright & Co., Inc. "We are quite impressed with XStream's tactical approach to the beverage industry. Their plans are well thought out and innovative yet very pragmatic. We're currently working with them on future rounds of financing."

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"We are delighted to work with a firm of the caliber of H.C. Wainwright," said
XStream Beverage Group CEO, Jerry Pearring. "Our association with them will be invaluable not only as a capital resource but as a trusted adviser with extensive experience and expertise in all facets of investment banking."

XStream recently acquired Massachusetts-based Ayer Beverage giving the Company's Beverage Network contiguous geographic coverage from Boston through the entire state of Connecticut and joining forces with Beverage Network of Connecticut, Xstream's previous New England acquisition. XStream also owns and operates Beverage Network of South Florida that covers Miami-Dade, Broward and Palm Beach Counties.

The Company also recently acquired the Maui Juice Company and the historic Squeeze soda brand, its first entry in the "retro," gourmet soda category.

Just over a year ago, the Company introduced its proprietary energy drink, Yohimbe, which contains an extract from the bark of the West African Corynanthe Yohimbe tree, the drink also contains vitamins B-12, B-6 and taurine. Since its introduction in March 2003, sales of the product have grown consistently, making particular inroads in several of the popular clubs in South Beach and Ft. Lauderdale, as well as various locations in Connecticut.

ABOUT XSTREAM BEVERAGE GROUP, INC.

XStream Beverage Group, Inc. is undergoing rapid growth to become a key player in the beverage industry. The company plans to continue acquiring small- to medium-sized beverage distributors, developing brands under its own label or through acquisition and leveraging those brands through its current and future distribution channels. The company is a fully reporting, public entity trading on the OTC Bulletin Board, ticker symbol XSBG.OB.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the success of competitive products, fluctuations in costs, changes in consumer preferences and other items described in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update any statements in this press release.

For further information, contact:

Peter Nasca
Peter Nasca Associates, Inc.
Chicago:  312-421-0723
Miami:    305-937-1711

pnasca@pnapr.com